UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2013

Control4 Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36017	42-1583209
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11734 S. Election Road Salt Lake City, Utah 84020
(Address of principal executive offices) (Zip Code)

(801) 523-3100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Strategy Officer and Chairman of the Board

On December 21, 2013, William B. West and Control4 Corporation (the “Company”) entered into a Separation Agreement (the “Separation Agreement”), pursuant to which Mr. West will resign as Chief Strategy Officer and as a member of the Board of Directors (the “Board”) of the Company.  Mr. West was the Chairman of the Board and served in the class of the Company’s directors whose term expires at the annual meeting of stockholders to be held in 2015.  Mr. West’s departure is not due to a disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Under the terms of the Separation Agreement, which will become effective on December 31, 2013 (the “Effective Date”), Mr. West will receive the following separation pay from the Company, in accordance with the terms of the employment agreement entered into with Mr. West as of July 28, 2003, as amended on June 17, 2004 and August 3, 2011 (the “Employment Agreement”):

•                  twelve months’ base salary, equal to $300,000;

•                  reimbursement for payments under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of one year at the same rate provided to current employees;

•                   twelve months of additional vesting of the option granted to Mr. West on August 21, 2011 under the Company’s 2003 Equity Incentive Plan; and

•                   an extension of the post-termination exercise period for all of Mr. West’s outstanding options to twelve months following the Effective Date.

In addition to the severance benefits contemplated in the Employment Agreement, Mr. West will receive a lump-sum bonus payment for fiscal year 2013 payable on the date that bonus awards are paid to the Company’s executive officers under the Company’s bonus plan, in an amount determined by the Company in its discretion after considering the Company’s bonus plan and the achievement of applicable milestones.

The Separation Agreement also provides for a release of all claims related in any way to Mr. West’s employment with the Company, to the fullest extent permitted by law, as well as confirmation that he will comply with, among other things, the restrictions related to non-solicitation and non-competition that are set forth in his Employment Agreement.

The above summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Appointment of New Chairman of the Board and a Lead Independent Director

In addition, the Board appointed Martin Plaehn, a member of the Board and the Company’s President and Chief Executive Officer, to serve as Chairman of the Board, effective December 31, 2013.  Given the experience and performance of Mr. Plaehn during his tenure as President and Chief Executive Officer during which time Mr. Plaehn has demonstrated highly effective leadership, the Board determined to combine the Chairman and Chief Executive Officer positions.

The Board also established the role of Lead Independent Director and appointed Christopher B. Paisley to fill the position, effective December 31, 2013.  The Board values independent board oversight as an essential component of its corporate governance practices and believes the creation of the new position of Lead Independent Director will further enhance the corporate governance of the Company.  In his role as Lead Independent Director, Mr. Paisley will, among other responsibilities, preside at all Board meetings at which the Chairman of the Board is not present, including executive sessions of the independent directors, serve as a liaison between the Chairman of the Board and the independent directors, review and approve Board meeting agendas and serve as a point of contact for Company stockholders wishing to communicate with the Company’s independent directors.  Mr. Paisley has served as a director of the Company since 2006, is the chairman of the Company’s Audit Committee, and is a member of the Company’s Nominating and Corporate Governance Committee.

On December 23, 2013, the Company issued a press release regarding certain of the matters described in this Item 5.02 of this Current Report on Form 8-K, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in Item 5.02 of this report, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a) (2) of the Securities Act of 1933, as amended. The information contained in Item 5.02 and in the accompanying exhibit shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by Control4 Corporation, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibits
10.1	Severance Agreement by and between William B. West and Control4 Corporation, dated as of December 21, 2013
99.1	Press release of Control4 Corporation, dated December 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2013

CONTROL4 CORPORATION

By:	/s/ Dan Strong
Dan Strong
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
10.1	Severance Agreement by and between William B. West and Control4 Corporation, dated as of December 21, 2013
99.1	Press release of Control4 Corporation, dated December 23, 2013